Calculation of Filing Fee Tables
S-8
Turn Therapeutics Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.0001 per share, reserved for issuance under the 2025 Omnibus Incentive Plan	457(a)	3,000,000	$ 0.0633	$ 189,900.00	0.0001381	$ 26.23
2	Equity	Common stock, par value $0.0001 per share, pursuant to stock options outstanding under the 2024 Equity Incentive Plan	457(a)	236,120	$ 4.59	$ 1,083,790.80	0.0001381	$ 149.67
3	Equity	Common stock, par value $0.0001 per share, pursuant to stock options outstanding under the 2018 Stock Plan	457(a)	1,508,934	$ 2.02	$ 3,048,046.68	0.0001381	$ 420.94
Total Offering Amounts:						$ 4,321,737.48		$ 596.84
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 596.84
Offering Note
[1]	This Registration Statement on Form S-8 (this "Registration Statement") covers shares of common stock, $0.0001 par value per share ("Common Stock"), of Turn Therapeutics Inc. (the "Registrant") (i) authorized for issuance under the Turn Therapeutics Inc. 2025 Omnibus Incentive Plan (the "Omnibus Plan"), (ii) underlying awards of stock options outstanding under the Global Health Solutions Inc. 2024 Equity Incentive Plan (the "2024 Plan"), (iii) underlying awards of stock options outstanding under the Global Health Solutions Inc. 2018 Stock Plan (the "2018 Plan" and, together with the Omnibus Plan and 2024 Plan, the "Plans") and (iv) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), any additional shares of Common Stock that may become issuable under the Plans by reason of any stock dividend, stock split or other similar transaction. The shares of Common Stock being registered on this Registration Statement gives effect to the 2-for-1 forward stock split of Common Stock that became effective as of September 30, 2025. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. Given that the shares of Common Stock are not traded on an exchange or over-the-counter, the aggregate offering price based on the estimated book value of Common Stock as of June 30, 2025. The book value per share of Common Stock was calculated based on the Registrant's unaudited combined balance sheet as of June 30, 2025. Rounded up to the nearest cent.

[2]	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price of the stock options outstanding under the 2024 Plan. Rounded up to the nearest cent.

[3]	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price of the stock options outstanding under the 2018 Plan. Rounded up to the nearest cent.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A